Exhibit 99.1

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations

+1 408-864-7549

judy.davies@verigy.com

Preliminary Financial Results for Third Quarter of Fiscal Year 2007

Verigy Expects to Meet Previous Guidance

CUPERTINO, Calif., Aug. 8, 2007 — Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today reported preliminary financial results for its fiscal third quarter, ended July 31, 2007.  Revenues for the quarter are expected to be in the range of $201 million to $203 million. This falls within the guidance range of $195 million to $205 million given by the company on May 24, 2007.  The book-to-bill ratio for the quarter is expected to be at least 1.0.

GAAP and non-GAAP earnings per diluted share for the fiscal third quarter are also expected to fall within the previously provided guidance range. The company expects GAAP EPS to be $0.43 to $0.48 per diluted share, and on a non-GAAP basis, EPS to be $0.45 to $0.50 per diluted share after excluding $1 to $1.5 million of charges related to separation and restructuring in connection with Verigy’s spin-off from Agilent Technologies last year.

The company will release its full financial results for the third fiscal quarter after the close of the market on Wednesday, Aug. 22, 2007.  Additional details on Verigy’s third quarter results will be presented in a conference call with investors on Wednesday, Aug. 22, 2007 beginning at 1:30 p.m. (Pacific). Additional details of the call and webcast will be provided with the full financial results.

About Verigy

Verigy designs, develops, manufactures, sells and services advanced test systems and solutions for the memory and system-on-chip segments of the semiconductor industry. Verigy’s scalable platform systems are used by leading semiconductor companies worldwide in design validation, characterization, and high volume manufacturing test. Formerly part of Agilent Technologies, the company began doing business as Verigy on June 1, 2006 and completed its initial public offering on June 13, 2006. Information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding Verigy’s expected results for the third quarter. These forward-looking statements are based on current information and estimates, and are not guarantees of future performance or events.  These statements reflect preliminary results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the inherent uncertainties of preliminary financial results, and unexpected developments occurring in connection with closing and reviewing our financial statements for the quarter.

Information About Non-GAAP Measures

Our management uses non-GAAP measures to evaluate the operating performance of the company. By eliminating the separation and restructuring charges associated with Verigy’s spin-off from Agilent Technologies, management believes it is better able to assess the operating performance of the business.  Since management finds the non-GAAP information to be useful, we believe that our investors also benefit from seeing our results “through the eyes” of management in addition to seeing our GAAP results.  This information also facilitates our management’s internal comparisons to our historical operating results as well as to the operating results of our competitors.  Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.  They should be read in conjunction with the GAAP financial measures.